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FIRST COMMONWEALTH FINANCIAL CORPORATION

Exhibit 10.8 - DEFERRED COMPENSATION PLAN

                                         FIRST COMMONWEALTH
                                        FINANCIAL CORPORATION
                                         DIRECTORS DEFERRED
                                          COMPENSATION PLAN

THIS PLAN, made this 12th day of January, 1999

                                             WITNESSETH

                                              RECITALS

     This First Commonwealth Financial Corporation Directors Deferred Compensation Plan (the "Plan") is adopted by First Commonwealth Financial Corporation, a bank holding company organized and existing under the laws of the Commonwealth of Pennsylvania (the "Corporation") for its directors who are not officers or employees employed by the Corporation or any subsidiary or affiliate thereof, as well as the directors of any subsidiary or affiliate of the Corporation who are not employed by the Corporation or any subsidiary or affiliate thereof (the "Outside Directors') to allow such Outside Directors to defer receipt of their annual retainer and fees, or any portion thereof, in order to provide such outside Directors with a means to accumulate deferred compensation.

     Accordingly, the following Plan is adopted.

                                       ARTICLE I - DEFINITIONS

1.1 ACCOUNT means the balance credited to a Participant's or Beneficiary's Plan account, including contribution credits and the interest thereon credited thereto as hereinafter provided. A Participant's or Beneficiary's Account shall be determined as of the date of reference.
1.2 BENEFICIARY means any person or persons so designated in accordance with the provisions of Article VII.
1.3 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.
1.4 COMPENSATION means the total annual retainer, fees for attending Board of Director's meetings and Committee fees that but for an election under this Plan, would be paid to an Outside Director by the Corporation or, by any subsidiary or affiliate thereof.
1.5 DESIGNATION PERIOD means the ten (10) day period immediately preceding the first day of any calendar year commencing with 1999.
1.6 EFFECTIVE DATE means the effective date of the Plan, which shall be January 1, 1999.
1.7  ELIGIBLE DIRECTOR means any Outside Director.
1.8  EMPLOYER means the Corporation and its successors and assigns.
1.9 ENTRY DATE means the first day of each calendar year commencing on January 1, 1999.
1.10 PARTICIPANT means any person so designated in accordance with the provisions of Article II.
1.11 PARTICIPANT ENROLLMENT AND ELECTION FORM means the form on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.
1.12 PLAN means this Deferred Compensation Plan, as amended from time to time.
1.13 PLAN YEAR means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect.
1.14  VALUATION DATE means the December 31 of each Plan Year.

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Exhibit 10.8 - DEFERRED COMPENSATION PLAN (Continued)

                             ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1 Every Eligible Director on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other Eligible Director shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he becomes an Eligible Director.
     Participation in the Plan is voluntary. In order to participate, an otherwise Eligible Director must make written application in such manner as may be required by Section 3.1 and must agree to make Compensation Deferrals as provided in Article III.

                               ARTICLE III - CONTRIBUTIONS AND CREDITS

3.1 In accordance with rules established by the Executive Compensation Committee of the Board of Directors, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, in a lump sum or in any fixed periodic dollar amounts designated by the Participant. Amounts so deferred will be considered a Participant's "Compensation Deferrals." Ordinarily, a Participant shall make such an election with respect to each coming Plan Year during Designation Period preceding such Plan Year.

     Compensation Deferrals shall be made by deferral (as elected by the Participant) of all or any part of that Participant's Compensation.

     There shall be established and maintained by the Corporation a separate Plan Account in the name of each Participant, which shall at all times be one hundred percent (100%) vested in the Participant, and to which shall be credited or debited: (a) amounts equal to the Participant's Compensation Deferrals, and (b) interest on such Compensation Deferrals equal to one percent (1%) less than the prime lending rate established by First Commonwealth Bank on the first day of each Plan Year. The interest rate hereinabove provided shall be fixed for that Plan Year and shall be redetermined on the first day of each future Plan Year.


                                        ARTICLE IV - ACCOUNTS

4.1 An account shall be established for each Participant which shall reflect his Compensation Deferrals to date plus interest to the time of reference in the amount above provided.

                                   ARTICLE V - PAYMENT OF ACCOUNTS

5.1 The Participant's Account shall be paid to him in a lump sum upon the earlier of (a) the Participant ceasing to be an Outside Director or
(b) the Participant becoming totally or permanently disabled in such manner as he is unable, because of such disability, to engage in any occupation for which he is reasonably fitted by training, education and experience. In the case of the death of the Outside Director, the Participant's Account shall be paid to his Beneficiary as soon as practicable after his date of death.
5.2 With the consent of the Corporation, the Participant's Account may be paid to him sooner than above provided in the case of severe demonstrable financial hardship. For this purpose, the same rules shall be applicable, and the same definitions applied, as is then applicable with respect to an in-service hardship distribution of salary deferrals pursuant to Section 401(k) of the Code and the regulations of the Secretary of the Treasury then applicable.

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Exhibit 10.8 - DEFERRED COMPENSATION PLAN (Continued)

                                ARTICLE VI - DISTRIBUTION OF BENEFITS

6.1 Benefits shall be distributed in cash in a lump sum as soon as practicable after the Participant shall be eligible therefor in accordance with Article V hereof.

                            ARTICLE VII - BENEFICIARIES; PARTICIPANT DATA

7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when filed in writing with the Corporation during the Participant's lifetime.

     In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Corporation shall pay any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's then living descendants, if any, per stripes, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Corporation may rely conclusively upon information supplied by the Participant's personal representative, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Corporation, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Corporation deems to be appropriate.

7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Corporation's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Corporation shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address.

                                    ARTICLE VIII - ADMINISTRATION

8.1 ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Executive Compensation Committee of the Board of Directors shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Exhibit 10.8 - DEFERRED COMPENSATION PLAN (Continued)

     Resolve and determine all disputes or questions arising under the Plan and to remedy any ambiguities, inconsistencies, or omissions in the Plan.
     Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.
     Implement the Plan in accordance with its terms and the rules and regulations adopted as above.
     Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Corporation shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons.

                                       ARTICLE IX - AMENDMENT

9.1 The Corporation by its Board of Directors shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

                                       ARTICLE X - TERMINATION

10.1 The Corporation, by its Board of Directors, reserves the right to terminate this Plan at any time; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of such termination.


                                     ARTICLE XI - MISCELLANEOUS

11.1 No amount payable to a Participant or a Beneficiary under the Plan will be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, or (iii) the direct deposit of benefit

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Exhibit 10.8 - DEFERRED COMPENSATION PLAN (Continued)

payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.
11.2 This Plan shall be interpreted pursuant to the laws of the Commonwealth of Pennsylvania wherein it was made, except for its laws governing conflict of laws.
11.3 Headings and titles have been inserted for convenience of reference and are to be ignored in any interpretation thereof. Words in the masculine gender shall include the feminine in all cases in which they would so apply, and the singular shall include the plural in all cases in which they would so apply.

IN WITNESS WHEREOF, the Corporation has caused the Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of January, 1999.


                                             FIRST COMMONWEALTH
      (Corporate Seal)                       FINANCIAL CORPORATION


Attest:                                      By/S/JOSEPH E. O'DELL(L.S.)
                                               Joseph E. O'Dell
                                               President and Chief
                                               Executive Officer
/S/DAVID R. TOMB, JR. (L.S.)
David R. Tomb, Jr.
Senior Vice President,
Secretary and Treasurer